UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2007

ANESIVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50573	77-0503399
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Gateway Boulevard

South San Francisco, California 94080

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 624-9600

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 11, 2007, Anesiva, Inc. (“Anesiva”) entered into a Cooperative Joint Venture Contract (the “Agreement”) with Jiangsu Wanbang Biological Pharmaceutical Corporation Limited, a subsidiary of Fosun Pharmaceuticals (Group) Corporation, and Yat Ming Lau, a citizen of Hong Kong, for the establishment of Wanbang/Anesiva (Jiangsu) Pharmaceuticals Ltd. (the “Joint Venture”). Anesiva will own 49% of the Joint Venture. Initially, Anesiva will provide to the Joint Venture components for Anesiva’s Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection product. The Joint Venture will assemble the components at a facility in the city of Xuzhou in Jiangsu province and provide the assembled, sterilized product to Anesiva. Anesiva will make a capital contribution to the Joint Venture and will pay the Joint Venture for assembling Zingo units. The Agreement will become effective when it is approved by competent Chinese commerce government authorities.

The foregoing is a summary description of the terms and conditions of the Agreement and by its nature is incomplete. It is qualified in its entirety by the text of the Agreement, a copy of which will be filed as an exhibit to Anesiva’s annual report on Form 10-K for the year ended December 31, 2007.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2007, James Z. Huang informed us that he intends to resign as Anesiva’s President for personal reasons. Mr. Huang will transition to a consulting role and will remain actively involved in Anesiva’s commercialization efforts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2007	ANESIVA, INC.

	By:	/s/ Patrick A. Broderick
Patrick A. Broderick
Vice President and General Counsel